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                                  EXHIBIT 99.1

            UNIVERSAL ANNOUNCES AN AGREEMENT IN PRINCIPLE TO ACQUIRE
                             CALIFORNIA DRUM & ROTOR

         ALSIP, ILLINOIS, January 29, 2003/PR Newswire - First Call - Universal Automotive Industries, Inc. (NASDAQ Small Cap: UVSL and UVSLW) is pleased to announce that it has reached an agreement in principle to purchase the principal operations of California Drum and Rotor, a division of Y-3 Holding, Inc of Carson, California. Universal's purchase of these operations is subject to entering into a definitive purchase agreement with Y-3 Holdings, Inc.

         Established in 1992, California Drum and Rotor distributes brake drum and rotors to the North American Automotive Aftermarket. California Drum & Rotor has established a strong relationship with The Aftermarket Auto Parts Alliance, a leading national program distribution group, and O'Reilly's Auto Parts, Inc., a specialty retailer of automotive parts with over 1,000 locations. Universal expects the transaction to close in early February, subject to customary closing contingencies. Funding for the transaction will be provided through Universal's existing credit facility and other funding sources. California Drum and Rotor revenues for the year ending December 31, 2002 were approximately twelve million dollars ($12,000,000).

         The primary assets Universal will purchase include inventory, accounts receivable, trademarks and the ongoing customer relationships. Universal's intention is to continue marketing under the California Drum and Rotor trade name. Universal is obtaining for a fee, from California Drum and Rotor, the exclusive licensing rights to distribute a line of patented, high performance brake rotors. Universal believes that this new line of high performance brake rotors will be widely accepted due to its patented design features, enhanced performance functionality and relatively low cost.

         Arvin Scott, President & CEO of Universal commented, "We are excited about the prospect of expanding our business through the acquisition of California Drum and Rotor. Our immediate goal is to provide a seamless transition for the customers. We are pleased that Mrs. Judy Atkinson, California Drum and Rotor's President will join Universal in the capacity as National Sales Manager for the California Drum and Rotor division. Judy's continued involvement with the company will ensure a smooth Customer transition and provide the leadership for the continued growth of California Drum and Rotor.

         Robert W. Zimmer, Chief Financial Officer of Universal states, "The addition of California Drum and Rotor will bring accretive earnings to the Company. The ability to offer California Drum and Rotor's customers not only drums and rotors but also friction and hydraulic products further our goal of being the premier brake parts supplier to the automotive aftermarket. Our current infrastructure is well positioned to service their customers with minimal increases in fixed overhead. In addition, with our Midwest and West Coast distribution locations we are in a strong position to enhance service levels to their existing customers."

         Universal Automotive Industries, Inc. is a manufacturer and distributor of brake rotors, drums, disc brake pads, relined brake shoes, wheel & master cylinders and brake hoses for the automotive aftermarket.

This press release contains forward looking statements which are subject to changing competitive and regulatory conditions, risks and uncertainties, including but not limited to the risk that the transaction may not close should the Seller fail to obtain the necessary consent to the sale from its lender. The Company's actual results could differ materially from those anticipated in such forward looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

         For further information, contact the Company's Chief Financial Officer, Robert W. Zimmer (708-296-4050, ext 227).

SOURCE: UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.